Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 or Vought Aircraft Industries, Inc. of our report dated June 9, 2003, except for the acquisition of TA Acquisition Holdings, Inc. by Vought Aircraft Industries, Inc., as to which the date is July 2, 2003, relating to the financial statements of TA Acquisition Holdings, Inc., which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Birmingham, Alabama

February 5, 2004